UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2024

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.

Termination of Chief Operations Officer

On January 15, 2024, Liquidia Corporation, a Delaware corporation (the “Company”) terminated Robert Lippe from his position as the Chief Operations Officer of the Company.

Mr. Lippe will continue his employment with the Company on an at-will basis for a transition period ending April 15, 2024. At the end of this transition period, and subject to his execution of a separation agreement and general release (the “Separation Agreement”) with Liquidia Technologies, Inc., a wholly owned subsidiary of the Company, Mr. Lippe would then be eligible to receive an amount equal to his then current base salary for nine (9) months (the “Severance Payments”), less all applicable withholdings and deductions, as and to the extent set forth in his Amended and Restated Employment Agreement, dated July 25, 2018. In accordance with applicable law, Mr. Lippe may revoke the general release at any time during the seven days following his execution of the general release in which case he will not be entitled to the Severance Payments.

Appointment of New Chief Operating Officer

On January 15, 2024 (the “Effective Date”), the Company promoted Michael Kaseta, the current Chief Financial Officer (“CFO”) of the Company, to the role of Chief Operating Officer (the “COO”), effective immediately. As of the Effective Date, Mr. Kaseta will serve as both the CFO and COO of the Company.

Mr. Kaseta, age 48, has served as the Company’s CFO since November 2020. Prior to joining the Company, Mr. Kaseta served as CFO of Aerami Therapeutics, Inc., a private biotech company focused on the development of improved therapies for the treatment of severe respiratory diseases, including pulmonary arterial hypertension, from January 2019 until November 2020, and served as CFO of Aralez Pharmaceuticals Inc., a former specialty pharmaceutical company (“Aralez”) (NASDAQ:ARLZ), from March 2018 until January 2019. Mr. Kaseta previously served as Head of Finance and Interim CFO Aralez from November 2017 until March 2018 and Corporate Controller from September 2016 until November 2017. Prior to joining Aralez, Mr. Kaseta held various positions at Sanofi S.A., a global biopharmaceutical company focused on human health, including most recently CFO of Sanofi North America, Global Services, from April 2015 through September 2016. Mr. Kaseta was previously the Vice President Sanofi NA Pharma Controlling from January 2013 through April 2015, Vice President, Sanofi Financial Shared Services from March 2007 through December 2013 and Director of Technical Accounting from 2005 to 2007. Mr. Kaseta has served as a director of Alimera Sciences, Inc. (NASDAQ:ALIM) since March 2023 and as a director of Bryn Pharma since May 2023. Mr. Kaseta holds a BBA in accounting from James Madison University and is a CPA (inactive) licensed in the state of New Jersey.

There are no family relationships between Mr. Kaseta and any of the Company’s directors, executive officers, or persons nominated or chosen by the Company to become a director or executive officer.

In connection with the promotion, Mr. Kaseta’s base salary will increase to $575,000 from $521,144 per year, effective as of the Effective Date, and will continue to be eligible for equity awards under the Company’s 2020 Long-Term Incentive Plan (the “Plan”). In connection with his promotion to COO, Mr. Kaseta was granted 50,000 restricted stock units of Company common stock under the Plan, the terms of which are set forth in the applicable SEC Form 4 filing for Mr. Kaseta.

Item 8.01 Other Events.

On January 19, 2024, the Company issued a press release announcing the promotion of Mr. Kaseta to COO. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

99.1	Press Release of Liquidia Corporation, dated January 19, 2024.
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 19, 2024	Liquidia Corporation

	By:	/s/ Roger Jeffs
Name: Roger Jeffs
Title: Chief Executive Officer